                                                                EXHIBIT (a)(10)

To:      Agile Employees
From:    Bryan D. Stolle
Subject: Changes to Option Exchange Program
Date:    November 1, 2001

In response to further comments from the Securities and Exchange Commission, we have included the following additional summary financial information concerning Agile Software Corporation in Section 10 ("Information Concerning Agile Software Corporation") of the Offer to Exchange.

                                             As of April 30,            As of July 30,
                                            ---------------             --------------
Consolidated Balance Sheet Data:             2001         2000                2001
                                             ----         ----                ----
Cash, cash equivalents and Short-term
        Investments                        300,525       299,875              291,237
Working capital                            293,839       294,251              290,139
Total current assets                       335,256       311,391              321,081
Total non-current assets                    19,935       119,410               20,322
Total assets                               355,191       430,801              341,403
Total current liabilities                   41,417        17,140               30,942
Total long-term obligations                    134         1,015                   54
Total stockholders' equity                 313,640       412,646              310,407

                                      Fiscal Years Ended April 30                 Three Months Ended July 31
                                      ---------------------------                 --------------------------
                                      2001                 2002                  2001                 2000
                                      ----                 ----                  ----                 ----
Book value per share                  $6.60              $8.88                    $6.50                $8.67

                                      Fiscal Years Ended April 30                 Three Months Ended July 31
                                      ---------------------------                 --------------------------
                                      2001                 2002                  2001                 2000
                                      ----                 ----                  ----                 ----
Ratio of earnings to
fixed charge                          (0.2)%             (0.9)%                   (1.7)%               (0.3)%

Please remember that the deadline for submitting your executed Election Form or Change of Election Form is 5:00 p.m. Pacific Time, on November 19, 2001.

If you have any questions regarding the amendments mentioned above or the Offer to Exchange, please contact Sam Laub, or Audrey Nguyen.